PROMISSORY NOTE

$1,000

In consideration of Money Loaned to the Company by Peter Klamka in the aggregate amount of $1.000, Cold Gin Corporation,  a Delaware corporation ("Cold Gin  ) hereby promises to pay to the order of Peter Klamka . an individual ("Mr. Klamka), the amount of $1,000.00 in accordance with the following:

1.

Payment of Amount Owed. (a) Cold Gin shall pay Mr. Klamka the principal amount of this note in on demand.

Interest. Interest will accrue on the principal amount of this note at 8%.

3. Method of Payment. Cold Gin shall make all payments of amounts due under this note by wire transfer of immediately available funds to an account designated by Mr. Klamka in a written notice to Cold Gin .

1.

Conversion. Mr. Klamka is entitled, at his option, to convert at any time into shares of Common Stock of the Company at a conversion price of .08 per each share of Common Stock.

5.

Prepayment. Cold Gin May prepay this note in whole or in part at any time without premium or penalty.

6.

Events of Default. The occurrence of one or more of the following events (an
"Event  of Default-) will cause Cold Gin to he in default under this note:

(1)

Cold Gin fails to make any payment due under section 1 of this note or breaches any other obligation contained in this note: and

(21

Cold Gin commences any voluntary proceeding under any chapter of the Federal
Bankruptcy Code or any other law relating to bankruptcy, bankruptcy reorganization. insolvency or relief of debtors, or any such proceeding is commenced against Cold Gin and is not dismissed within 60 days from the date on which it is filed or instituted.

7.

Default Rate. Upon occurrence of an Event of Default, the unpaid principal amount of this note and any interest accrued thereon will bear interest from the date due until that amount is paid in full at an annual rate of 21%.

8.

Expenses. Cold Gin shall pay all reasonable expenses incurred by Mr. Klamka in connection with the collection and enforcement of this note. including without limitation reasonable attorneys' fees and costs.

9.

Waiver of Presentment. Cold Gin hereby waives presentment. notice of demand for payment, protest, notice of dishonor and any other notice of any kind with respect to this note.

10.

Waiver of Rights. No delay on the part of Mr. Klamka in exercising any of Mr. Klamka's rights nor an partial or single exercise or any of those rights constitutes a waiver thereof or of' any other right, and no waiver on the part of Mr. Klamka of any of Mr. Klamka's rights constitutes a waiver of any other right.

1 1 .

Amendment. This note may only be amended, waived. discharged, or terminated by an instrument in writing signed by the party against which enforcement of the amendment. waiver. discharge, or termination is sought.

1 2,

Governing Law. The laws of the State of Michigan. without regard to principles of conflicts of law, govern all matters arising under this note, including without limitation any tort claim.

Cold Gin is executing this note on the date stated at the top of this note.

Cold Gin Corporation

Eric Joffe